Exhibit 99.2

Trans World Entertainment’s (TWMC) CEO Michael Feurer on Q1 2015 Results - Earnings Call Transcript

Trans World Entertainment Corp. (NASDAQ:TWMC)

Q1 2015 Earnings Conference Call

May 21, 2015 10:00 AM ET

Executives

Michael Feurer - CEO

John Anderson - CFO

Analysts

William Myers - Miller Asset Management

Operator

Good day ladies and gentlemen and welcome to the Trans World Entertainment Corporation’s First Quarter 2015 Results Conference Call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. [Operator Instructions] As a reminder this conference call is being recorded I would now like to introduce your host for today’s conference Mr. Michael Feurer, Chief Executive Officer. Sir, you may begin.

Michael Feurer - CEO

Good morning, thank you for joining us as we discuss our first quarter results. On the call with me today is John Anderson, our Chief Financial Officer. Before John reviews our results I would like to share some positives from the quarter. Our emerging categories of trends and electronics continue to be well received by our customers and deliver positive comps, combined these categories had an 18% comp increase.

As these categories become a larger portion of our business they’ll have a positive impact on both total comparable store sales and margin. Our customers continue to react positively to the changes we’re making to our product lines and the presentation in our stores.

EBITDA for the quarter increased 77% to $1.6 million as compared to last year’s EBITDA of $926,000. Our gross margin rate improved 190 basis points driven by increases across all of our merchandise categories achieved through disciplined inventory control, better price management and a shift in mix to higher margin categories.

This disciplined inventory management led to a 13% decline in overall inventory and reduced inventory to $68 per square foot from $71 per square foot at the end of the first quarter last year. This further strengthened our balance sheet as we ended the quarter with cash of $103 million compared to $90 million last year.

Now, John will take you through financial highlights for the quarter.

John Anderson - CFO

Thanks, Mike. Good morning. For the first quarter comparable sales decreased 3% driven primarily by slower mall traffic which was impacted by poor weather early in the quarter, weakness in video new releases compared to last year’s first quarter and a significant reduction in low margin game hardware sales.

Total sales for the quarter were $78 million a decrease of 10.6% compared to last year. Stores in operation decreased 6.9%. Our gross margin rate for the quarter increased to 190 basis points to 39.5% of sales from 37.6% last year and represents the strongest reported first quarter margin rate in many years. SG&A expense were $29.2 million a reduction of approximately $2.7 million or 8.4% from last year’s first quarter. SG&A expenses as a percent of sales were 37.4% as compared to 36.5% for the same period last year. The increase in SG&A as a percent of sales is due to lost leverage on the comp sales decline.

EBITDA for the quarter increased 77% to $1.6 million as compared to last year’s EBITDA of $926,000. Net interest expense was $438,000 in the quarter versus $483,000 last year. For the first quarter our net income was $195,000 or $0.01 per diluted share as compared to a net loss of $386,000 or loss of $0.01 per share in the first quarter of 2014.

Now let me touch on our sales performance by category for the quarter. Video comp sales decreased 7.4% for the quarter, video represented 46% of our business during the quarter versus 48% last year. Video comp sales were negatively impacted by stronger new releases during last year’s first quarter led by Frozen.

Music comp sales declined 7.1%, within the music category we’re seeing continued growth in vinyl which is helping offset the declines in CDs. The music category represented 27% of our business for the quarter compared to 28% last year.

In our trend category, comp sales increased 26.5%. We continue to take advantage of opportunities to strengthen our selection and shift our mix to growing categories of entertainment and pop culture related merchandise. Trend sales represented 15% of our sales for the quarter compared to 11% last year.

Electronic comp sales increased 6.1% driven by expansions in our assortment. Electronic sales represented 9% of our business for the quarter compared to 8% last year.

Video game comp sales were down 23% as hardware sales declined approximately 50%. Game sales represented 3% of our business for the quarter compared to 5% last year.

We ended the quarter with a $103 million in cash, compared to $90 million last year. During the first quarter, the company repurchased 88,000 shares of common stock at an average price of $3.57 per share. Since the inception of the program the company has repurchased approximately 1.7 million shares of common stock at an average price of $3.84 per share. The company has approximately $15.6 million available for purchase under its repurchase program.

Also, year-over-year we have lowered our inventory by $18.6 million and finished the quarter with $121.6 million in inventory, 13% below last year’s $140 million. On a per square foot basis inventory was $68 compared to $71 per square foot at the end of the first quarter last year.

We ended the quarter with 310 stores as compared to 333 stores last year, a reduction of 6.9%, square footage in operation declined 8.7% to 1.8 million square feet versus 2 million square feet.

Now I will turn it back over to Mike.

Michael Feurer - CEO

Thanks, John. Our first quarter was highlighted by our ongoing ability to enhance our financial strength, the continued strong performance in our emerging categories, our ability to drive our gross margin rate higher and improved inventory management.

Our financial strength, real estate footprint, unique and wide ranging demographic and long-term relationships with the best brands in the entertainment industry uniquely position us to provide our customers the most compelling entertainment pop culture centric experience in the marketplace.

During the first quarter we continue to expand the foundation on which we will build this experience by making investments in people, process, merchandise and presentation. Our focus continues to build on the following priorities as we work to deliver our vision.

•	Champion a culture of innovation, experimentation and driving the business,
•	engage complementary world class talent to capitalize on strategic opportunities,
•	focus on a unique and profitable merchandise point of view leveraging our heritage industry relationships in this effort,
•	improve the brand and customer experience,
•	embrace the opportunity of the omni-channel marketplace and
•	align in a portion SG&A resources commensurately.

Now I’d like to open the call for questions.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] And we will take our first question from William Myers with Miller Asset Management.

William Myers - Miller Asset Management

Hi, congratulations on the quarter. I think it seems like that’s the first time you’ve had a profit in this quarter in a while if I’m not mistaken.

John Anderson - CFO

Yes, actually we were profitable in both ’12 and ’13 but before that it had been quite a while since we had profit in Q1.

William Myers - Miller Asset Management

Okay. So you were profitable in ’12 and ’13. Okay, could I ask about, you’ve mentioned strategic opportunities and I hadn’t really heard talk about that before so could you elaborate on that at all?

Michael Feurer - CEO

Yes, it’s in line with what we’ve been talking about in the strategic opportunities of all of the aspects of the overall business review that has been going on since I got here and that includes such things as the learnings from the Woodbridge store that we’ve spoken about and also, a primary focus on the merchandise mix. And the changes relative to that merchandise mix conversation but also related to that as I’m finding and discovering the strengths of this brand, it’s related to the unique position that this company is in, specifically with the relationships and the heritage of this company with those best entertainment brands in the world and our unique ability and position to be able to capitalize that more going forward not just from a physical artifact standpoint but from an overall lifestyle engagement experience strategy.

William Myers - Miller Asset Management

Okay, so nothing like acquisitions or anything like that?

Michael Feurer - CEO

No.

William Myers - Miller Asset Management

Okay, and then one more question if I might? We’ve been hearing news about various places Los Angeles just has to plan to increase the minimum wage to $15 over number of years. Would you expect any of these minimum wage increases that are being passed to have a material impact on your business?

John Anderson - CFO

Yes, thanks William, this is John Anderson. We’re constantly evaluating our position relative to the marketplace, and based on where wages are today, we’re not expecting a material impact in

2015 but as those escalations get higher in future years, there could start to be some impact on the SG&A related to the wage increases.

Operator

We have no further questions in the queue, I’ll turn the conference back over to management for any additional or closing remarks.

Michael Feurer - CEO

I’d like to take this opportunity to thank everyone for their time today and we look forward to talking to you about our second quarter results on Aug 20th.

Operator

And ladies and gentlemen, that thus concludes our conference for today. We thank you for your participation.